Exhibit 5.1

May 10, 2013

A. M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, Illinois 60523
Re: A. M. Castle & Co. Registration Statement on Form S-8
Ladies and Gentlemen:
I have acted as General Counsel to A. M. Castle & Co., a Maryland corporation (the “Company”), in connection with the proposed filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the ”Registration Statement”) for the purpose of registering an additional 600,000 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company, for issuance under the 2008 A. M. Castle & Co. Omnibus Incentive Plan (as amended and restated, the “Plan”).
In connection herewith, I have examined such instruments, documents and records which I have deemed relevant and necessary for the purposes of the opinion expressed herein. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, I hereby advise you that, in my opinion, all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, when issued in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.
I do not express any opinion herein concerning any law other than the General Corporation Law of the State of Maryland, which includes those statutory provisions and the reported judicial decisions interpreting such laws, and I express no opinions with respect to the laws of any other jurisdiction.
I consent to the filing of this opinion as an exhibit to the Registration Statement and I consent to the use of my name wherever it appears in the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

I do not find it necessary for the purposes of this opinion, and accordingly I do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.
This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Maryland be changed by legislative action, judicial decision or otherwise or any future development cause any change or modification herein.

Very truly yours,

/s/ Robert J. Perna
Robert J. Perna
Vice President, General Counsel and Secretary